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                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                        FINANCIAL PERFORMANCE CORPORATION

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                            Under Section 805 of the
                            Business Corporation Law
                      ------------------------------------

     It is hereby certified that:

     FIRST: The name of the corporation is Financial Performance Corporation.

     SECOND: The Certificate of Incorporation of the corporation was filed by the Department of State on August 14, 1984. The Certificate of Incorporation of the corporation has heretofore been amended by Certificates of Amendment filed on August 31, 1984, July 24, 1986 and April 11, 1988, respectively. The original Certificate of Incorporation was filed under the name of Performance Services Group, Inc.

     THIRD: The amendments of the Certificate of Incorporation of the corporation effected by this Certificate of Amendment are as follows:

     1. To change the number of shares which the corporation has the authority to issue from Fifty Million (50,000,000) shares of one class of Common Stock, with a par value of $.05 per share, to Sixty Million (60,000,000) shares, which are divided into two classes as follows:

            Ten Million (10,000,000) shares of Preferred Stock with a par value of $.01 per share; and

            Fifty Million (50,000,000) shares of Common Stock with a par value of $.01 per share.

This amendment to the Certificate of Incorporation of the corporation provides for a change of in the aggregate number of shares the corporation has the authority to issue. The corporation is currently authorized to issue Fifty Million (50,000,000) shares of common stock with a par value of .05 per share. Of the currently authorized Fifty Million (50,000,000) shares, Thirty Four Million Six Hundred Eleven Thousand Two Hundred Sixty-One (34,611,261)shares are issued and Fifteen Million Three Hundred Eighty-Eight Thousand Seven Hundred Thirty-Nine (15,388,739) shares are unissued. The Thirty Four Million Six Hundred Eleven Thousand Two Hundred Sixty-One (34,611,261) issued shares will be changed into Six Million Nine Hundred Twenty-Two Thousand Two Hundred Fifty-Two (6,922,252) shares of common stock with a par value of $0.01 per share at a rate of one-fifth (1/5) new share for every one (1) old share. The Fifteen Million Three Hundred Eighty-Eight Thousand Seven Hundred Thirty-
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Nine (15,388,739) unissued shares will be changed into Three Million
Seventy-Seven Thousand Seven Hundred Forty Eight (3,077,748) shares of common stock with a par value of $0.01 per share at a rate of one-fifth (1/5) new share for every one (1) old share. In addition, this amendment creates an additional Forty Million (40,000,000) authorized and unissued shares of common stock, resulting in an aggregate of Fifty Million (50,000,000) authorized shares of common stock of the corporation.

The corporation will also create a new class of stock which will consist of ten million (10,000,000) shares of preferred stock with a par value of $0.01 per share.

This amendment to the certificate of incorporation of the corporation reduces the stated capital of the corporation by (i) reducing the par value of the issued common shares of the corporation from $0.05 per share to $0.01 per share and (ii) reducing the number of issued shares of the corporation from Thirty Four Million Six Hundred Eleven Thousand Two Hundred Sixty-One (34,611,261) to Six Million Nine Hundred Twenty-Two Thousand Two Hundred Fifty-Two (6,922,252). The stated capital is thereby reduced from One Million Seven Hundred Thirty Thousand Five Hundred Sixty-Three and 52/100 ($1,730,563.52) Dollars to Sixty Nine Thousand Two Hundred Twenty-Two and 52/100 ($69,222.52) Dollars, which amount represents the aggregate reduction in par value of the issued common shares and the aggregate reduction in the number of issued common shares affected by this amendment, and which amount is transferred from stated capital to capital surplus.

     2. To provide for the power of the shareholders or the board of directors of the corporation to fix, increase or decrease the number of directors constituting entire board or to remove a director and to provide for the power of the board of directors of the corporation to fill vacancies occurring in the board for any reason.

     FOURTH: To accomplish the foregoing amendments, Article "THIRD" of the Certificate of Incorporation is hereby deleted in its entirety and a new Article "THIRD" is hereby added to read as follows:

            "THIRD: The aggregate number of shares of all classes of capital stock which the Company has the authority to issue is Sixty Million (60,000,000), which is divided into two classes as follows:

            Ten Million (10,000,000) shares of Preferred Stock ("Preferred Stock") with a par value of $0.01 per share, and

            Fifty Million (50,000,000) shares of Common Stock ("Common Stock") with a par value of $0.01 per share.
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                               I. Preferred Stock

     (1) Issuance in Series.

     Shares of Preferred Stock may be issued in one or more series at such time or times, and for such consideration or considerations as the Board of Directors may determine. All shares of any one series of Preferred Stock will be identical with each other in all respects, except that shares of one series issued at different times may differ as to dates from which dividends thereon may be cumulative. All series will rank equally and be identical in all respects, except as permitted by the following provisions of paragraph 2 of this Division I.

     (2) Authority of the Board with Respect to Series.

     The Board of Directors is authorized, at any time and from time to time, to provide for the issuance of the shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation or any amendment hereto including, but not limited to, determination of any of the following:

          (i) The number of shares constituting that series and the distinctive designation of that series;

          (ii) The dividend rate or rates on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, the payment date or dates for dividends and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (iii) Whether that series shall have voting rights, in addition to voting rights provided by law, and, if so, the terms of such voting rights;

          (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different dates;

          (vi) Whether that series shall have a sinking or retirement fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking or retirement fund;

          (vii) The rights of the shares of the series in the event of voluntary or involuntary
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     liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series;

          (viii) Any other preferences, privileges and powers, and relative participating, optional or other special rights, and qualifications, limitations or restrictions of a series, as the Board of Directors may deem advisable and which are not inconsistent with the provisions of this Certificate of Incorporation.

     (3) Dividends.

     Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment in accordance with their respective preferential and relative rights before any dividends shall be paid or declared and set apart for payment on the outstanding shares of Common Stock with respect to the same dividend period.

     (4) Liquidation.

     If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential and relative amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

     (5) Reacquired Shares.

     Shares of Preferred Stock which have been issued and reacquired in any manner by the Company (excluding, until the Company elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired, and shares which have been converted into shares of Common Stock) will have the status of authorized and unissued shares of Preferred Stock and may be reissued.

     (6) Voting Rights.

     Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock pursuant to this Division I, the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever. In no event shall the Preferred Stock be entitled to more than one vote in respect of each share of stock except as may be required by law or by this Certificate of Incorporation.
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                                II. Common Stock

     (1) Dividends.

     Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

     (2) Liquidation.

     In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the Company of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively. The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the Company or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or other entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock. The merger or consolidation of the Company into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the Company of any class, shall not be deemed to be a dissolution, liquidation or winding up of the Company for the purposes of this paragraph.

     (3) Voting Rights.

     Except as may be otherwise required by law or this Certificate of Incorporation, each holder of one (1) share of Common Stock has one vote in respect of each share of stock held by him of record on the books of the Company on all matters voted upon by the stockholders."


     and a new Article "TENTH" is hereby added to read as follows:

            "TENTH

            (a) The number of directors constituting the entire Board of Directors may be fixed, increased or decreased by amendment of the Company's by-laws, or by action of the shareholders, or by a vote of the majority of the entire Board of Directors.

            (b) Any or all of the directors may be removed with or without cause by vote of the shareholders. Any or all of the directors may be removed for cause by action of the Board of Directors.
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            (c)   The Board of Directors may fill vacancies occurring in the
                  Board of Directors for any reason, including by reason of the increase in the number of members constituting the entire Board of Directors by a vote of the majority of the entire Board of Directors and by reason of the removal of directors with or without cause."

     FIFTH: The foregoing amendments of the certificate of incorporation of the corporation were authorized by vote of the Board of Directors, followed by vote of a majority of all shareholders.

IN WITNESS WHEREOF, the undersigned have made and signed this Certificate this 13th day of September, 1996 and the undersigned affirm the statements contained herein as true under penalties of perjury.



                              /s/ William F. Finley
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                              William F. Finley, President



                              /s/ Richard Levy
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                              Richard Levy, Secretary